                                                                    EXHIBIT 33.3

                          ASSERTION OF COMPLIANCE WITH
                          APPLICABLE SERVICING CRITERIA


The Bank of New York, The Bank of New York Trust Company, N.A. and BNYM (Delaware), formerly known as The Bank of New York (Delaware) (collectively, the "Company"), provide this platform-level assessment of compliance with the servicing criteria specified in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission. Management has determined that the servicing criteria are applicable in regard to the servicing platform for the period as follows:

Platform: Publicly issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) asset-backed securities issued on or after January 1, 2006 and like-kind transactions issued prior to January 1, 2006 that are subject to Regulation AB for which the Company provides trustee, securities administration or paying agent services, other than residential mortgage-backed securities and other mortgage-related asset-backed securities.

Applicable Servicing Criteria: All servicing criteria set forth in Item 1122(d), to the extent required by the related transaction agreements as to any transaction, except for the following criteria: 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(4)(vi), 1122(d)(4)(viii), 1122(d)(4)(x), 1122(d)(4)(xi),
1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122(d)(4)(xiv).

With respect to applicable servicing criteria 1122(d)(2)(iii), 1122(d)(2)(vi) and 1122(d)(4)(vii), there were no activities performed during the Period with respect to the Platform, because there were no occurrences of events that would require the Company to perform such activities.

Period:  Twelve months ended December 31, 2007 (the "Period").

With respect to the Platform and the Period, the Company provides the following assessment of compliance in respect of the Applicable Servicing Criteria:

1. The Company is responsible for assessing its compliance with the Applicable Servicing Criteria.

2. The Company has assessed compliance with the Applicable Servicing Criteria. In performing this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

3. Based on such assessment, as of and for the Period, the Company has complied, in all material respects, with the Applicable Servicing Criteria other than as identified on Schedule A attached.

KPMG LLP, an independent registered public accounting firm, has issued an attestation report with respect to the Company's compliance with the Applicable Servicing Criteria as of and for the Period.

The Bank of New York                    The Bank of New York
The Bank of New York Trust              The Bank of New York Trust Company, N.A.
  Company, N.A.
BNYM (Delaware) formerly known as
  The Bank of New York (Delaware)


       /s/ Robert L. Griffin                         /s/ Patrick J. Tadie
-----------------------------------          -----------------------------------
           Robert L. Griffin                            Patrick J. Tadie
           Authorized Officer                          Authorized Officer






                              The Bank of New York


                                /s/ Samir Pandiri
                        ---------------------------------
                                  Samir Pandiri
                               Authorized Officer






February 29, 2008

                                   SCHEDULE A





                       MATERIAL INSTANCES OF NONCOMPLIANCE


1122(d)(2)(i): Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days of receipt, or such other number of days specified in the transaction agreements.

With respect to collections received on assets relating to certain series of securities, such collections were not deposited into a segregated account for each specified series but rather were deposited into a general account held by the Company as Indenture Trustee (hereinafter referred to as the "Indenture Trustee") and remitted directly to the investors. All collections were properly allocated by the Indenture Trustee to the related series of securities and timely remitted to the investors in such series. The segregated account for each specified series was in existence prior to the time deposits were to be made into such account but such account was not utilized in all instances by the Indenture Trustee as stated above. Procedures have been in place and are currently being reinforced so that collections are deposited into the segregated account for each specified series within the applicable time frames and then remitted to the investors in such series, all in accordance with the related transaction documents.